CERTIFICATE OF AMENDMENT
                                       TO
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                              FRANKLIN GLOBAL TRUST


The undersigned certify that:

1. They constitute a majority of the Board of Trustees of Franklin Global Trust (the "Trust").

2. Pursuant to Article VIII, Section 8.04 of the Agreement and Declaration of Trust of the Trust ("Trust Agreement"), they hereby adopt the following amendment to Article IV, Section 4.03 of the Trust Agreement by amending the last clause of the fourth sentence of Section 4.03 to read as follows:

           . . .; and in general delegate such authority as they consider desirable to any Trustee or officer of the Trust, to any committee of the Trustees and to any agent or employee of the Trust or to any such custodian, transfer or shareholder servicing agent, or Principal Underwriter.

      IN WITNESS WHEREOF, the Trustees named below do hereby set their hands as of the 13TH day of July 2006.


/S/HARRIS J. ASHTON                   /S/RUPERT H. JOHNSON, JR.
------------------                    -------------------------
   Harris J. Ashton                      Rupert H. Johnson, Jr.

/S/HARMON E. BURNS                    /S/FRANK W.T. LAHAYE
-----------------                     --------------------
   Harmon E. Burns                       Frank W.T. LaHaye

/S/ROBERT F. CARLSON                  /S/GORDON S. MACKLIN
--------------------                  --------------------
   Robert F. Carlson                     Gordon S. Macklin

/S/S. JOSEPH FORTUNATO                /S/FRANK A. OLSON
---------------------                 -----------------
   S. Joseph Fortunato                   Frank A. Olson

/S/EDITH E. HOLIDAY                   /S/JOHN B. WILSON
-------------------                   -----------------
   Edith E. Holiday                      John B. Wilson

/S/CHARLES B. JOHNSON
---------------------
   Charles B. Johnson